Exhibit 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax
EXHIBIT 5.1 and 23.3
OPINION OF DAVIS POLK & WARDWELL LLP
October 4, 2021
Doma Holdings, Inc.
101 Mission Street, Suite 740
San Francisco, CA 94105
Ladies and Gentlemen:
We have acted as special counsel to Doma Holdings, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of (i) 36,740,960 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable pursuant to the Doma Holdings, Inc. Omnibus Incentive Plan (the “Omnibus Plan”), (ii) 7,348,192 Shares issuable pursuant to the Doma Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”) and (iii) 26,557,136 Shares issuable pursuant to States Title Holdings, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) upon the exercise of stock options previously issued pursuant to the 2019 Plan.
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the consideration for the Shares specified therein, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP